WMIF

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$581,555
Class B	$17,469
Class C	$20,926
Class F-1	$25,834
Class F-2	$5,731
Total	$651,515
Class 529-A	$12,354
Class 529-B	$1,614
Class 529-C	$2,970
Class 529-E	$655
Class 529-F1	$660
Class R-1	$635
Class R-2	$7,350
Class R-3	$16,253
Class R-4	$17,027
Class R-5	$12,588
Class R-6	$7,584
Total	$79,690

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3500
Class B	$0.2677
Class C	$0.2644
Class F-1	$0.3510
Class F-2	$0.3848
Class 529-A	$0.3447
Class 529-B	$0.2580
Class 529-C	$0.2597
Class 529-E	$0.3150
Class 529-F1	$0.3689
Class R-1	$0.2718
Class R-2	$0.2623
Class R-3	$0.3183
Class R-4	$0.3561
Class R-5	$0.3839
Class R-6	$0.3820

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,612,508
Class B	60,778
Class C	76,398
Class F-1	72,225
Class F-2	14,819
Total	1,836,728
Class 529-A	35,810
Class 529-B	6,147
Class 529-C	11,370
Class 529-E	2,070
Class 529-F1	1,824
Class R-1	2,433
Class R-2	27,954
Class R-3	51,742
Class R-4	50,035
Class R-5	31,035
Class R-6	23,513
Total	243,933

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$22.96
Class B	$22.80
Class C	$22.75
Class F-1	$22.90
Class F-2	$22.96
Class 529-A	$22.93
Class 529-B	$22.82
Class 529-C	$22.81
Class 529-E	$22.84
Class 529-F1	$22.90
Class R-1	$22.80
Class R-2	$22.74
Class R-3	$22.83
Class R-4	$22.88
Class R-5	$22.95
Class R-6	$22.97